UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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KINGOLD JEWELRY, INC.

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

OF

KINGOLD JEWELRY, INC.

15 Huangpu Science and Technology Park

Jiang’an District

Wuhan, Hubei Province, PRC

Tel: (011) 86 27 65660703

To Our Stockholders:

This Notice and the accompanying Information Statement are being furnished to the holders (“Stockholders”) of shares of common stock, par value $0.001 of Kingold Jewelry, Inc. (the “Common Stock”), a Delaware corporation (the “Corporation”), in connection with actions taken by the holders of a majority of the issued and outstanding Common Stock (the “Majority Consenting Stockholders”), which actions were approved by written consent on October 7, 2019 (the “Stockholder Consent”) to approve the amendment of the Corporation’s certificate of incorporation in order to effect a reverse stock split of the Corporation’s Common Stock at a ratio of 1-for-6.

The actions to be taken pursuant to the Stockholder Consent shall be taken at such future date as determined by the board of directors of the Corporation (the “Board”), as evidenced by the filing of the certificates of amendment with the Secretary of State of the State of Delaware, but in no event earlier than the 20th day after this Information Statement is mailed or furnished to the stockholders of record as of September 30, 2019. The certificates of amendment was authorized and approved by the Stockholder Consent, a copy of which is attached hereto as Exhibit A.

This Information Statement is being sent to you for information purposes only and you are not required to take any action.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

By Order of the Board of Directors:

/s/ Jia Zhihong
Jia Zhihong
Chairman of the Board and Chief Executive Officer

October 8, 2019

KINGOLD JEWELRY, INC.

15 Huangpu Science and Technology Park

Jiang’an District

Wuhan, Hubei Province, PRC

Tel: (011) 86 27 65660703

Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934

This Information Statement is being filed with the United States Securities and Exchange Commission (the “SEC”) on October 8, 2019, in connection with the Stockholder Consent, dated October 7, 2019 to approve the amendment of the Corporation’s certificate of incorporation in order to effect a reverse stock split of the Corporation’s Common Stock at a ratio of 1-for-6.

A copy of the stockholder consent is attached as Exhibit A to this Information Statement, a copy of the Certificate of Amendment to the Certificate of Incorporation effecting the Reverse Stock Split is attached as Exhibit B to this Information Statement (the “Reverse Stock Split Certificate of Amendment”).

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), the actions approved by the Majority Consenting Stockholders cannot become effective until twenty (20) days from the date of mailing of the Definitive Information Statement to our stockholders.

The Reverse Stock Split Certificate of Amendment will be effective upon receipt of approval from the Financial Industry Regulatory Authority (“FINRA”) and the filing with the Secretary of the State of Delaware (the “Reverse Stock Split Effective Date”). New Common Stock certificates reflecting the name change will not be issued at the Reverse Stock Split Effective Date. The Corporation’s Common Stock are subject to quotation on the Nasdaq Capital Market (“Nasdaq”) under the symbol “KGJI.”

As of September 30, 2019, (the “Record Date”) there were 66,113,502 shares of our Common Stock issued and outstanding and there were no shares of preferred stock outstanding.

As of the Record Date, the Majority Stockholders held 36,432,534 shares of Common Stock, and therefore have approximately 55.1% of all outstanding Common Stock. Therefore, no other stockholder consents will be obtained in connection with this Information Statement. The table below sets forth the Majority Consenting Stockholders:

Name of Majority Stockholder	Number of Shares of Common Stock that Voted in Favor of the Resolutions	Percentage of Common Stock that Voted in Favor of the Resolutions (1)
Famous Grow Holdings Limited	15,925,943	24.1%
Bright Vision Group Limited	2,883,419	4.4%
Fullgate Group Limited	1,202,800	1.8%
Million Step Holdings Limited	2,156,470	3.3%
Best Goal Group Limited	1,384,630	2.1%
Smart Emperor Limited	255,510	0.4%
Yu Min	2,735,233	4.1%
Liu Hao	2,656,385	4.0%
Liu Sheng	2,815,892	4.3%
Zhang Jinjian	1,852,973	2.8%
Li Qing	2,563,279	3.9%
Total	36,432,534	55.1%

(1) Applicable percentage ownership is based on 66,113,502 shares of Common Stock outstanding as of the Record Date.

ACTION TAKEN BY THE BOARD OF DIRECTORS AND MAJORITY CONSENTING STOCKHOLDERS

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

On October 7, 2019, the Majority Consenting Stockholders approved the Stockholder Consent, approving the Reverse Stock Split Certificate of Amendment in order to effect a reverse stock split of the Corporation’s Common Stock on a 1-for-6 basis (the “Reverse Stock Split”).

Pursuant to the Reverse Stock Split, each six (6) shares of Common Stock will be automatically converted, without any further action by the stockholders, into one share of Common Stock. No fractional shares of Common Stock will be issued as the result of the Reverse Stock Split. Instead, each Stockholder will be entitled to receive one share of Common Stock in lieu of the fractional share that would have resulted from the Reverse Stock Split.

Background and Reasons for the Reverse Stock Split

The Company’s Common Stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “KGJI.” Among other requirements, the listing maintenance standards established by Nasdaq require the common stock to have a minimum closing bid price of at least $1.00 per share. Pursuant to the Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”), if the closing bid price of the common stock is not equal to or greater than $1.00 for 30 consecutive business days, Nasdaq will send a deficiency notice to the Company. Thereafter, if the common stock does not close at a minimum bid price of $1.00 or more for 10 consecutive trading days within 180 calendar days of the deficiency notice, Nasdaq may determine to delist the common stock.

On November 9, 2018, the Company received a notification letter (the “Notice”) from Nasdaq advising the Company that for 30 consecutive business days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on Nasdaq pursuant to the Minimum Bid Price Rule. The Company was provided 180 calendar days, or until May 8, 2019, to regain compliance with the Minimum Bid Price Rule. The Company was unable to regain compliance with the Minimum Bid Price Rule by May 8, 2019.

On May 9, 2019, Nasdaq granted the Company an additional 180 calendar days, or until November 4, 2019, to regain compliance with the $1.00 per share minimum required for continued listing on Nasdaq pursuant to Minimum Bid Price Rule. The Nasdaq determination to grant the second compliance period was based on the Company’s meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on Nasdaq, with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

Through the date of filing this Information Statement, the last date the closing bid price of the common stock satisfied the $1.00 minimum closing bid price requirement was November 21, 2018.

In the latter part of September 2019, the Company determined that it would not be in compliance with the Minimum Bid Price Rule by November 4, 2019, which would subject the Company’s Common Stock to delisting from Nasdaq. Therefore, the Board of Directors determined that it was in the best interest of the Company to seek the consent of the Majority Stockholders to approve a reverse split of the Company’s Common Stock. The Board of Directors reasonably believes that without receiving the Majority Stockholders’ approval and without the closing price of the Common Stock otherwise meeting the $1.00 minimum closing bid price requirement, the Company’s common stock will be delisted from Nasdaq.

In the event the Common Stock was no longer eligible for continued listing on Nasdaq, the Company could be forced to seek to be traded on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient than, and not as broad as, Nasdaq, and therefore less desirable. Accordingly, the Board of Directors believes delisting of the Common Stock would likely have a negative impact on the liquidity and market price of the common stock and may increase the spread between the “bid” and “ask” prices quoted by market makers.

The Board of Directors has considered the potential harm to the Company of a delisting from Nasdaq and believes that delisting could, among other things, adversely affect (i) the trading price of the Common Stock, and (ii) the liquidity and marketability of shares of the Common Stock. This could reduce the ability of holders of the Common Stock to purchase or sell shares of Common Stock as quickly and as inexpensively as they have done historically.

Delisting could also adversely affect the Company’s relationships with customers who may perceive the Company’s business less favorably, which would have a detrimental effect on the Company’s relationships with these entities.

Furthermore, if the Common Stock were no longer listed on Nasdaq, it may reduce the Company’s access to capital and cause the Company to have less flexibility in responding to its capital requirements. Certain institutional investors may also be less interested or prohibited from investing in the Common Stock, which may cause the market price of the Common Stock to decline.

Purpose and Effect of the Reverse Stock Split

The principal effect of the Reverse Stock Split will be a decrease in the number of shares of Common Stock issued and outstanding from 66,113,502 shares of Common Stock as of October 8, 2019, to approximately 11,018,917 shares of Common Stock upon the consummation of the Reverse Stock Split. The Reverse Stock Split will affect all Stockholders uniformly and will not affect any Stockholders’ percentage ownership interest in the Corporation or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our Stockholders holding a fractional share of our common stock. No fractional shares of Common Stock will be issued as the result of the Reverse Stock Split, rather, each Stockholder will be entitled to receive one share of Common Stock in lieu of the fractional share that would have resulted from the Reverse Stock Split. The Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split shall not affect any rights, privileges or obligations with respect to the shares of Common Stock existing prior to the Reverse Stock Split, nor does it increase or decrease the market capitalization of the Corporation. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” under Rule 13e-3 of the Exchange Act. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Fractional Shares

No fractional shares of Common Stock will be issued to any Stockholders in connection with the Reverse Stock Split. Each Stockholder will be entitled to receive one share of Common Stock in lieu of the fractional share that would have resulted from the Reverse Stock Split.

Certain Risks Associated with Reverse Stock Split

You should recognize that you will own a lesser number of Common Stock than you presently own. While we hope that the Reverse Stock Split will result in an increase in the potential stock price of our Common Stock, we cannot assure you that the Reverse Stock Split will increase the potential stock price of our Common Stock by a multiple equal to the inverse of the Reverse Stock Split ratio or result in the permanent increase in any potential stock price (which is dependent upon many factors, including our performance and prospects). Should the stock price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the possibility exists that potential liquidity in the stock price of our Common Stock could be adversely affected by the reduced number of shares of Common Stock that would be outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split will increase the number of Stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. As a result, we cannot assure you that the Reverse Stock Split will achieve the desired results that have been outlined above.

Anti-Takeover Effects of the Reverse Stock Split

The overall effect of the reverse stock split may be to render more difficult the consummation of mergers with the Corporation or the assumption of control by a principal stockholder, and thus make it more difficult to remove management.

A possible effect of the reverse stock split is to discourage a merger, tender offer or proxy contest, or the assumption of control by a holder of a large block of the Corporation’s voting securities and the removal of incumbent management. Our management could use the additional shares of Common Stock available for issuance to resist or frustrate a third-party take-over effort favored by a majority of the independent Stockholders that would provide an above market premium by issuing additional shares of Common Stock.

The Reverse Stock Split is not the result of management’s knowledge of an effort to accumulate the Corporation’s securities or to obtain control of the Corporation by means of a merger, tender offer, solicitation or otherwise. Nor is the Reverse Stock Split a plan by management to adopt a series of amendments to the Corporation’s charter or by-laws to institute an anti-takeover provision. The Corporation does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. As discussed above, the reasons for the reverse stock split are to increase the stock price of our Common Stock and to increase the number of shares of Common Stock that the Corporation is able to issue in order to attract potential investors and conduct equity financings.

Fairness of the Process

The Board of the Corporation did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Stock Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board concluded that the additional expense of these independent appraisal procedures was unreasonable in relation to the Corporation’s available cash resources and concluded that the Board could adequately establish the fairness of the Reverse Stock Split without the engagement of third parties.

Street Name Holders of Common Stock

The Corporation intends for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures. Accordingly, stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates

Mandatory surrender of certificates is not required by our stockholders. The Corporation’s transfer agent will adjust the record books of the Corporation to reflect the Reverse Stock Split as of the Effective Date. New certificates will not be mailed to stockholders.

Effective Date

The Corporation will need to file the Reverse Stock Split Certificate of Amendment to the certificate of incorporation with the Delaware Secretary of State in order for the Reverse Stock Split Certificate of Amendment to become effective. Under federal securities rules and regulations, we may not file the Certificate of Amendment until at least 20 days after the mailing of this Information Statement to our Stockholders. The Corporation intends to file the Reverse Stock Split Certificate of Amendment as soon as practicable following the expiration of such 20 day period and following the receipt of approval from FINRA, however, our Board reserves the right not to proceed with the amendment at any time before the filing of the Certificate of Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides information concerning beneficial ownership of our capital stock as of October 7, 2019, by:

•	each shareholder or group of affiliated shareholders, who owns more than 5% of our outstanding capital stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 66,113,502 shares of our common stock outstanding as of October 7, 2019.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of October 7, 2019, or issuable upon conversion of convertible securities which are currently convertible or convertible within 60 days of October 7, 2019, are deemed outstanding and beneficially owned by the person holding those options, warrants or convertible securities for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated in the footnotes, the principal address of each of the shareholders below is c/o Kingold Jewelry, Inc., No. 8 Han Huang Road, Jiang’an District, Wuhan, Hubei Province, PRC 430023.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Directors and Named Executive Officers:
Zhihong Jia(1)	16,855,943	25.5%
Bin Liu(2)	830,000	1.3%
Jun Wang	380,103	0.6%
Guang Chen	-	-
Alice Io Wai Wu	-	-
Zhiyong Xia	-	-

All Officers and Directors as a Group (total of six persons)	18,066,046	27.3%

5% Stockholders:
Famous Grow Holdings Limited(3)(4)	15,925,943	24.1%
Ng, Shik Yau (5)(6)	3,800,000	5.7%

*	less than 1%

(1)	Includes (i) 15,925,943 shares of which the beneficial ownership or the right to control can be acquired by Zhihong Jia pursuant to a December 17, 2014 Amended and Restated Call Option Agreement in which the shares can be acquired from Famous Grow Holdings Limited, (ii) 270,000 buyback shares, and (iii) options to purchase 360,000 shares at $2.59 per share that vested and became exercisable as following schedule: 25% of the options became exercisable on the first anniversary of March 24, 2011 and 6.25% of the options became exercisable on an ongoing basis in three month increments until the fourth anniversary of March 24, 2011, (iv) options to purchase 300,000 shares at $1.22 per share that vested and became exercisable as following schedule: 25% of the options became exercisable on the first anniversary of January 9, 2012 and 6.25% of the options became exercisable on an ongoing basis in three month increments until the fourth anniversary of January 9, 2012.

(2)	Includes (i) options to purchase 30,000 shares at $2.59 per share that vested and became exercisable on June 24, 2011, (ii) options to purchase 90,000 shares at $2.59 per share that vested and became exercisable as following schedule: 25% of the options became exercisable on the first anniversary of March 24, 2011 and 6.25% of the options became exercisable on an ongoing basis in three month increments until the fourth anniversary of March 24, 2011, (iii) options to purchase 120,000 shares at $2.27 per share that vested and became exercisable on July 1, 2011, October 1, 2011, January 1, 2012, and April 1, 2012, respectively, (iv) options to purchase 120,000 shares at $1.49 per share that vested and became exercisable on July 1, 2012, October 1, 2012, January 1, 2013, and April 1, 2013, respectively, (v) options to purchase 110,000 shares at $1.22 per share that vested and became exercisable as following schedule: 25% of the options became exercisable on the first anniversary of January 9, 2012 and 6.25% of the options became exercisable on an ongoing basis in three month increments until the fourth anniversary of January 9, 2012, and (vi) awarded with 360,000 common shares awarded when renewed a three year employment agreement on April 3, 2013.

(3)	Address: ATC Trustees (BVI) Limited, 2nd Floor, Abbott Building Road Tow, Tortola, British Virgin Islands.

(4)	Based upon Schedule 13D filed by Famous Grow Holdings Limited with the SEC on August 5, 2010. Pursuant to the Schedule 13D, Qian Lei may be deemed the beneficial owner of such shares.

(5)	Address: Flat A 9/F, 7 Mount Sterling, Mall Meifoo Sun Chuen, Kowloon, and Hong Kong.

(6)	Based upon Schedule 13G filed by Ng, Shik Yau with the SEC on March 18, 2013. And based on the transfer of 1,100,000 warrants from Ng, Shik Yau to Wang, Jianhua on April 15, 2013.

ADDITIONAL INFORMATION

The Corporation is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

We will provide without charge an information statement upon written or oral request of such person by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

By order of the Board of Directors of

KINGOLD JEWELRY, INC.

15 Huangpu Science and Technology Park

Jiang’an District

Wuhan, Hubei Province, PRC

Tel: (011) 86 27 65660703

October 8, 2019

By:	/s/ Jia Zhihong
Jia Zhihong, Chairman& Chief Executive Officer

EXHIBIT A

CONSENT OF THE MAJORITY CONSENTING STOCKHOLDERS OF

KINGOLD JEWELRY, INC.

AMENDMENT OF CERTIFICATE OF INCORPORATION – REVERSE STOCK SPLIT

WHEREAS, the board of directors of the Corporation (the “Board”) deemed it advisable and in the best interest of the Corporation to effectuate a reverse stock split of the Corporation’s common stock, at a ratio of 6:1 (six-to-one), including all registered, authorized, issued and outstanding share of common stock of the Corporation (the “Reverse Stock Split”); and

WHEREAS, in order to effectuate the Reverse Stock Split, the Board deemed it advisable and in the best interests of the Corporation to amend its Certificate of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Amendment of the Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A (the “Reverse Stock Split Certificate of Amendment”) is hereby adopted and approved; and

FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed to take all steps necessary to file the Reverse Stock Split Certificate of Amendment with the Delaware Secretary of State in order to effect the Reverse Stock Split, prior to the closing under the Share Exchange Agreement.

FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed to take all steps necessary to file the Name Change Certificate of Amendment with the Delaware Secretary of State in order to effect the Name Change, upon and subject to the closing of the Share Exchange Agreement.

EXHIBIT B

REVERSE STOCK SPLIT CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION
OF

KINGOLD JEWELRY, INC.

It is hereby certified by an officer of the corporation that:

1.           The name of the corporation (hereby called the “Corporation”) is KINGOLD JEWELRY, INC.

2.           Article 4.1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each six (6) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. The Reverse Stock Split shall not increase or decrease any amount of stated capital or paid-in surplus of the Corporation, provided that any fractional share that would otherwise be issuable as a result of the Reverse Stock Split shall be rounded up to the nearest whole share of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding of fractional share interests as described above.”

3.           This amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer as of October 8, 2019.

Kingold Jewelry, Inc.

By:	/s/ Jia Zhihong
Name: Jia Zhihong
Title: Chairman and Chief Executive Officer